CSW INDUSTRIALS, INC.
Time-Vested Restricted Share Award Agreement

Date of Grant:
Name of Participant:
Number of Restricted Shares:

CSW Industrials, Inc. (the “Company”) hereby awards to the individual named above (the “Participant”) the number of shares of the presently authorized but unissued Common Shares, $0.01 par value per share, of the Company (the “Restricted Shares”) set forth above pursuant to the CSW Industrials, Inc. 2024 Equity and Incentive Compensation Plan (the “Plan”). The Restricted Shares granted pursuant to this Time-Vested Restricted Share Award Agreement (this “Award Agreement”) are subject to the “Recoupment of Incentive Compensation Policy,” the “Dodd-Frank Clawback Policy,” and any other policy relating to the recovery of previously-granted compensation as the Company may adopt from time to time.

Unless otherwise provided herein, capitalized terms used in this Award Agreement that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. The terms and conditions of the Restricted Shares granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1. No Right to Continued Employee Status
Nothing contained in this Award Agreement shall confer upon Participant the right to the continuation of his or her status with the Company, or to interfere with the right of the Company, or any Subsidiary or Affiliate, as applicable, to terminate such relationship.

2. Vesting of Restricted Shares
(a)     The Restricted Shares granted hereby shall vest on the first anniversary of the Date of Grant, on condition that the Participant remains a member of the Board of Directors of the Company through the vesting date. Subject to Section 2(b) below, all unvested Restricted Shares will be forfeited and cancelled upon the Participant’s termination as a member of the Board of Directors of the Company on the date of such termination.
(b)     Notwithstanding anything contained in this Award Agreement to the contrary, any unvested Restricted Shares granted pursuant to this Award Agreement shall automatically vest in full upon the occurrence of any of the following events: (i) a Change in Control, (ii) the Participant’s termination of service from the Company and all Subsidiaries and Affiliates, as applicable, due to his or her Disability, or (iii) the Participant’s termination of service from the Company and all Subsidiaries and Affiliates, as applicable, due to his or her death.

3. Tax Election
Within thirty (30) days after the Date of Grant, the Participant may make an election with the Internal Revenue Service under Section 83(b) of the Code and the regulations promulgated thereunder.

4. Restrictions on Transfer
The Restricted Shares granted hereunder shall not be sold, assigned, transferred, pledged or otherwise encumbered until such Restricted Shares are fully vested.

5. Dividends and Other Distributions
The Participant shall be entitled to receive cash dividends or cash distributions declared and paid with respect to the Restricted Shares, if any. Any such cash dividends or cash distributions shall be paid within thirty (30) days after the corresponding cash dividends or cash distributions are paid to the Company’s other Stockholders. The Participant shall also have the right to receive stock dividends or stock distributions with respect to the Restricted Shares, if any. With respect to any unvested Restricted Shares, the stock dividends or stock distributions shall likewise be restricted and shall vest at the same time as the Restricted Shares vest to which such stock dividend or stock distribution relate.

6. Voting of Restricted Shares
The Participant shall be entitled to vote the Restricted Shares subject to the rules and procedures adopted by the Committee for this purpose.

7. Responsibility for Taxes
    Regardless of any action by the Company with respect to any or all tax obligations of the Participant with respect to the Restricted Shares, the Participant acknowledges responsibility for payment of all such taxes and for filing any relevant documentation (including, without limitation, tax returns or reporting statements) that may be required in relation to the Restricted Shares (including, without limitation, any such documentation related to the holding of shares or any bank or brokerage account, the subsequent sale of shares or the receipt of any dividends). The Company makes no representations regarding the treatment of any tax obligations in connection with the grant or vesting of the Restricted Shares, any subsequent sale of shares and the receipt of dividends, if any. The Company makes no commitment to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate the Participant’s liability for such tax.

8. Notices
Any notice required to be given pursuant to this Award Agreement or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to the Participant at the address last provided for his or her employee records.

9. Award Agreement Subject to Plan
This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan.

10. Entire Agreement
This Award Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Award Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Award Agreement; provided, however, in any event, this Award Agreement shall be subject to and governed by the Plan.

11. Severability
In the event that one or more of the provisions of this Award Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

12. Electronic Delivery
The Company may, in its sole discretion, deliver any documents related to the Restricted Shares and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. Counterparts
This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement on as of the date first above written.

COMPANY:
CSW INDUSTRIALS, INC.

______________________________
By: Joseph B. Armes
Chairman and Chief Executive Officer

PARTICIPANT:

______________________________
By:

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